EXHIBIT 99.1
NEWS from
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Robert C. Turnham, Jr., President	Traded: NYSE (GDP)
David R. Looney, Chief Financial Officer
FOR IMMEDIATE RELEASE
GOODRICH PETROLEUM ANNOUNCES 2008 CAPITAL EXPENDITURE BUDGET AND
CLOSING OF $75 MILLION SECOND LIEN TERM LOAN
Houston, Texas — January 17, 2008. Goodrich Petroleum Corporation today announced a preliminary capital expenditure budget for 2008 of $275 million and closing of a $75 million second lien term loan.
CAPITAL EXPENDITURE BUDGET
During 2008, the Company plans to maintain an aggressive organic drilling program on its current 185,000 gross acreage position in the Cotton Valley trend of East Texas and Northwest Louisiana. The Company currently has nine operated drilling rigs under contract and expects to drill approximately 115 wells in 2008, of which 100 are expected to be operated and 15 non-operated. Of the $275 million capital expenditure budget, approximately $245 million is earmarked for drilling and completing the estimated 115 new wells. The Company has recently entered into new drilling rig contracts on five of its nine rigs at an average $15,500 per day, reducing the current blended average day rate to approximately $18,300 per day. In addition to the anticipated drilling cost savings, the Company has accepted bids on six primary completion-related services for 2008, including fracture stimulation, at reduced rates. When combined with the drilling cost savings, the Company is estimating an approximate 10-15% reduction in drilling and completion costs per well for 2008. The Company also plans to invest approximately $30 million in new infrastructure and lease acquisitions during 2008. Included in the Company’s drilling and completion plans currently are approximately 50 gross wells in the Angelina River Trend, 28 wells in the Beckville and North Minden Fields, 17 wells at Bethany-Longstreet, 12 wells in the South Henderson Field and 8 wells on other company controlled acreage.

SECOND LIEN TERM LOAN
The Company announced it has completed its previously disclosed plans to syndicate and fund a three year second lien term loan. The Company has successfully completed the syndication and closed the transaction on January 15, 2008. The Company was also able to enhance the terms of the notes compared to the indicative terms issued in its press release of November 27, 2007, as follows:
Maturity: December 31, 2010
Funds: $75 million
Interest Rate: LIBOR plus 550 basis points
Principal Payments: None. Interest only, payable quarterly in arrears, with all outstanding debt due at maturity
Voluntary Prepayment Rights: No right to prepay in first year. Right to prepay in second year at 101% of par, and thereafter at par.
Walter G. “Gil” Goodrich, the Company’s Vice-Chairman and CEO commented, “Closing of the second lien term loan, along with the December equity offering of $124 million of net proceeds and expected cash flow, provides us with ample liquidity to meet our capital expenditure budgetary needs well into 2009. We are pleased to have these financing transactions behind us, and we will continue to focus our efforts on production volume growth, cost reduction and expanding our drilling opportunities in our core operating areas.”
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.